Exhibit 21

SUBSIDIARIES OF REGISTRANT

The following are wholly-owned subsidiaries of the Company:

          Broda Enterprises Inc. (a Canadian corporation);

          DO Group, Inc. (a Utah corporation);

          BOCCC, Inc. (a Utah corporation);

          CenterCore, Inc. (a Utah corporation); and

          Mity-Lite, Inc. (a Utah corporation).